Filed Pursuant to Rule 424(b)(3)

Registration No. 333-276681

PROSPECTUS SUPPLEMENT NO. 1

(to prospectus dated June 13, 2024)

THE BEACHBODY COMPANY, INC.

543,590 shares of Class A Common Stock

Issuable upon Exercise of Outstanding Warrants

This prospectus supplement is being filed to update and supplement the information contained in the prospectus dated June 13, 2024 (the “Prospectus”), related to the resale from time to time, by the selling shareholders identified in the Prospectus under the caption “Selling Shareholders,” of up to 543,590 shares of our Class A common stock, $0.0001 par value per share (the “Class A Common Stock”), of The Beachbody Company, Inc., a Delaware corporation (“we,” “us,” “our” and similar terms), they may acquire upon the exercise of outstanding warrants, which we refer to as the “Common Warrants,” with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission (“SEC”) on July 12, 2024 (the “Information”). Accordingly, we have attached the Information to this prospectus supplement.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our shares of Class A Common Stock are listed on The New York Stock Exchange under the symbol “BODI.” On July 11, 2024, the closing sale price per share of our Class A Common Stock was $8.50.

Investing in our securities involves risks that are described in the “Risk Factors” section beginning on page 11 of the Prospectus. Neither the SEC nor any state securities commission has approved or disapproved of the securities to be issued under the Prospectus or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is July 12, 2024.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 12, 2024

The Beachbody Company, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-39735	85-3222090
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

400 Continental Blvd
Suite 400
El Segundo, California		90245
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (310) 883-9000

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.0001 per share	BODI	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 12, 2024, Marc Suidan, the Chief Financial Officer of The Beachbody Company, Inc. (the “Company”) informed the Company of his decision to resign from his position, effective August 15, 2024 to pursue other business opportunities. Mr. Suidan’s departure is not related to the Company’s financial or operating results or to any disagreements with the Company regarding the Company’s financial, operational, accounting, or reporting policies or practices.

Effective as of Mr. Suidan’s departure, Brad Ramberg, the Company’s Executive Vice President – Strategic Initiatives, will be appointed Interim Chief Financial Officer, will assume the responsibility of the Company’s principal financial officer and principal accounting officer and will directly supervise and manage the Company’s accounting team.

Mr. Ramberg joined the Company in 2006 as the Company’s Chief Financial Officer and served in that position for eight years until 2014, then serving as the Company’s Executive Vice President – Strategic Initiatives since such time. Prior to joining the Company, Mr. Ramberg served as Chief Financial Officer of Idealab, a leading technology incubator, as well as Chief Financial Officer of the public entity Ticketmaster Online Citysearch. Mr. Ramberg obtained a Bachelor’s Degree from Brown University and a Master’s of Business Administration from Harvard Business School.

There are no arrangements or understandings between Mr. Ramberg and any other persons pursuant to which Mr. Ramberg was appointed. Mr. Ramberg does not have any family relationships with any of the Company’s directors or executive officers. Mr. Ramberg does not have any direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

The Beachbody Company, Inc.

Date: July 12, 2024	By:	/s/ Jonathan Gelfand
Jonathan Gelfand
Executive Vice President, Business & Legal
Affairs, Corporate Secretary